Exhibit 99.1

News Release

Sealy Corporation Reports Fiscal Second Quarter 2012 Results

—2nd Quarter Results from Continuing Operations—

—Income from Operations Growth of 16.5% to $26.0 Million—

—Adjusted EBITDA Growth of 9.7% to $36.0 Million—

TRINITY, N.C., June 26, 2012 — Sealy Corporation (NYSE: ZZ), a leading global bedding manufacturer, today announced results for its second quarter of fiscal 2012.

Fiscal 2012 2nd Quarter Recap for Continuing Operations

•                  Net sales decreased by $9.3 million to $312.0 million, a 2.9% decrease compared to the second quarter of fiscal 2011.

•                  Gross profit increased by $1.9 million to $127.0 million compared to the second quarter of fiscal 2011.  Gross margin increased 1.8 percentage points to 40.7%.

•                  Income from operations increased by $3.7 million to $26.0 million compared to the second quarter of fiscal 2011.

•                  Net income from continuing operations was $2.8 million or $0.03 per diluted share, compared to net income from continuing operations of $0.8 million or $0.01 per diluted share in the prior year quarter.  The corresponding share counts for 2012 and 2011 second quarter earnings per share were 110.1 million and 107.9 million, respectively. For further information on the calculation of diluted shares, please see the attached Reconciliation of Fully Diluted Sharecount schedule.

•                  Adjusted EBITDA increased by 9.7% or $3.2 million to $36.0 million compared to the prior year quarter.

“We delivered solid financial and operational performance in the second quarter of 2012,” stated Larry Rogers, Sealy’s

President and Chief Executive Officer.  “Our increased gross margin and Adjusted EBITDA performance for the quarter were driven by the successful rollout of our Next Generation Stearns & Foster line, and our strategic commitment to driving profitable sales.”

Fiscal 2012 Second Quarter Results

Total U.S. net sales decreased 5.2% to $240.2 million from the second quarter of fiscal 2011. Excluding third party sales from the component plants, wholesale average unit selling price increased 5.4%, while wholesale unit volume decreased 10.4%. The increase in average unit selling price was driven primarily by increases in all major innerspring lines and improved product mix related to the newly introduced Next Generation Stearns & Foster product line. The decrease in unit volume is attributable to relatively lower sales of Posturepedic beds, which grew 14.2% in the prior year quarter.

International net sales increased $4.0 million, or 5.9%, from the second quarter of fiscal 2011 to $71.8 million. This increase was primarily due to increased sales in Canada coupled with stronger sales performance in Argentina. In Canada, local currency sales increases of 6.1% translated into increases of 2.7% in U.S. dollars due to a weaker Canadian dollar. Local currency sales performance in Canada was driven by a 2.3% increase in unit volume, coupled with a 3.7% increase in average unit selling price. The increase in unit volume and average unit selling price was attributable to a successful, strategic shift in promotional events to higher priced products in the portfolio resulting in unit volume and market share growth.

Gross profit increased by $1.9 million to $127.0 million from the prior year quarter.  Gross margin increased 1.8 percentage points to 40.7%.  The increase in percentage of net sales was primarily due to an increase in gross profit margin in our U.S. operations, which was partially offset by decreases in gross profit margin in our Mexico and Canada operations. U.S. gross profit margin increased 2.5 percentage points to 40.8% of net sales. The increase in the U.S. gross profit percentage was due, in part, to advances made in the manufacturing processes, which resulted in a 1.3 percentage point increase in U.S. gross profit margin. A reduction in product launch costs, compared to those experienced in the second quarter of fiscal 2011 for our Next Generation Posturepedic product, contributed an additional 1.3 percentage point increase in U.S. gross profit margin. We also saw an improvement of 1.0 percentage points in U.S. gross profit margin due to improved pricing and a shift in the mix of our product sales to higher priced Next Generation Stearns & Foster products in the second quarter of fiscal 2012. These improvements were partially offset by the deleveraging of costs on lower unit volume. In local currency, the gross profit margin in Canada was 40.1% as a percentage of net sales, which represents a decrease of 0.5 percentage points. This decrease was primarily driven by the impact of higher raw material costs.

Selling, general, and administrative expenses were $106.5 million for the second quarter of fiscal 2012, a decrease of $0.9 million versus the comparable period a year earlier. As a percentage of net sales, this expense was 34.1% and 33.4% for the quarters ended May 27, 2012 and May 29, 2011, respectively. The increase as a percentage of net sales was principally due to an increase in national advertising expenses in connection with the promotion of Sealy Posturepedic innerspring and Optimum lines of products surrounding the Memorial Day holiday and increases in incentive compensation and defined contribution expenses. These increases were offset by decreases in other product launch, cooperative advertising and promotional costs driven by the Next Generation Posturepedic rollout in the second quarter of fiscal 2011.

Income from operations for the second quarter of fiscal 2012 increased 16.5% or $3.7 million to $26.0 million. Prior year results included $1.7 million of higher product launch costs, which were associated with the launch of the 2011 Next Generation Posturepedic line.

Net income from continuing operations for the second quarter of fiscal 2012 was $0.03 per diluted share.

Fiscal 2012 Six Month Results

Net sales for the six months ended May 27, 2012 decreased 0.4% to $624.3 million from $626.8 million for the comparable period a year earlier. Gross profit was $249.4 million, or 39.9% of net sales, versus $243.6 million, or 38.9% of net sales, for the comparable period a year earlier.  Net income from continuing operations was $4.4 million, versus net income of $0.9 million in the prior year period. Adjusted EBITDA increased 15.2% to $72.4 million, or 11.6% of net sales, from $62.8 million, or 10.0% of net sales, compared to the same period in the prior year.

As of May 27, 2012, the Company’s debt net of cash was $680.9 million and Net Debt to Adjusted EBITDA ratio (excluding the Convertible Payment In Kind Notes) was 3.71x, compared to 4.02x at November 27, 2011.  During the quarter, we redeemed $25 million of our Senior Secured Notes and amended and renewed our ABL facility to extend the maturity to 2017 and take advantage of more attractive rates.

“As we look forward in 2012, we are focused on driving continued performance from the Next Generation Stearns & Foster line, our value priced Sealy Promotional Line, and the premium priced Optimum by Sealy Posturepedic line.  Our Sealy Promotional and Optimum lines began shipping in the second quarter of 2012 and we expect both of them to perform well during the second half of the year.” stated Mr. Rogers.  “Finally, we remain committed to investing behind our recent product rollouts with our advertising campaign.  Specifically, we will be increasing our commitment to the Optimum line in Q3 to take advantage its momentum moving into Q4 and 2013,” concluded Mr. Rogers.

Sealy Corporation Acquires a Stake in Comfort Revolution

On June 13, 2012, the company acquired a non-controlling interest in Comfort Revolution, a company known for innovative foam products that offer an especially comfortable night’s sleep.  This latest move signals Sealy is taking a broader approach to the entire specialty products category and is willing to invest in new technologies and expertise to drive growth.

Results from Discontinued Operations

During the fourth quarter of 2010, the company divested the assets of its manufacturing operations in France and Italy, which represented all of the assets in its Europe segment.  In addition, the company discontinued manufacturing operations in Brazil.  The company has transitioned to a license arrangement with third parties in both of these markets.  These businesses are accounted for as discontinued operations, and accordingly, the company has reclassified its financial data for all periods presented to reflect these actions.  Unless otherwise noted, the reported financial data pertains to Sealy’s continuing operations.

Non-GAAP Measures

Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. The Company presents Adjusted EBITDA, because the covenants contained in the Company’s senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, management uses Adjusted EBITDA to evaluate the Company’s operating performance.  The Company also presents Adjusted EBITDA margin, which is Adjusted EBTIDA reflected as a percentage of net sales because it believes that this measure provides useful incremental information to investors regarding the Company’s operating performance.  Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s net income is provided in the attached schedule.

Additionally, the Company provides certain information on a constant currency basis which reflects a comparison of current period results translated at the prior period currency rates.  This information is provided because the Company believes that it provides useful incremental information to investors regarding the Company’s operating performance.

Conference Call

The Company will hold a conference call today to discuss its fiscal second quarter 2012 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-877-941-1427, or for international callers, 1-480-629-9664. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4545946. The replay will be available until July 3, 2012.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call in the Investors section of the Company’s website at www.sealy.com.

About Sealy

Sealy owns one of the largest bedding brands in the world, with sales of $1.2 billion in fiscal 2011. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Sealy Embody™, Optimum™ by Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands.  Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

The condensed consolidated statements of operations and related information presented below have been adjusted for discontinued operations presentation for all periods presented.  However, the condensed consolidated balance sheets and statements of cash flows have not been adjusted for such presentation.

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	May 27,	November 27,	May 29,
	2012	2011	2011

ASSETS

Current assets:
Cash and equivalents	$81,201	$107,975	$79,292
Accounts receivable, net of allowances for bad debts, cash discounts and returns	151,265	126,494	151,755
Inventories	67,636	57,002	61,443
Other current assets	29,779	29,275	30,439
Deferred income tax assets	21,317	21,349	20,170
Total current assets	351,198	342,095	343,099
Property, plant and equipment - at cost	407,406	406,115	398,925
Less accumulated depreciation	(246,546)	(239,370)	(229,905)
	160,860	166,745	169,020
Other assets:
Goodwill	361,645	361,026	363,498
Intangible assets, net	977	1,116	1,253
Deferred income tax assets	2,400	1,772	5,125
Other assets, including debt issuance costs, net	46,479	46,440	50,657
	411,501	410,354	420,533
Total assets	$923,559	$919,194	$932,652

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$1,712	$1,584	$2,069
Accounts payable	84,027	68,774	74,046
Accrued incentives and advertising	26,150	26,038	26,028
Accrued compensation	21,316	17,601	17,710
Accrued interest	13,646	14,074	14,205
Other accrued liabilities	30,872	28,426	32,333
Total current liabilities	177,723	156,497	166,391
Long-term obligations, net of current portion	760,356	790,297	784,776
Other liabilities	49,803	52,415	51,190
Deferred income tax liabilities	326	549	842

Stockholders’ deficit:
Common stock	1,014	1,010	982
Additional paid-in capital	947,358	935,512	924,615
Treasury stock	(180)	—	—
Accumulated deficit	(1,013,663)	(1,016,577)	(1,007,968)
Accumulated other comprehensive income	822	(509)	11,824
Total shareholders’ deficit	(64,649)	(80,564)	(70,547)
Total liabilties and shareholders’ deficit	$923,559	$919,194	$932,652

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	May 27,	May 29,
	2012	2011

Net sales	$312,031	$321,296
Cost of goods sold	185,011	196,222

Gross profit	127,020	125,074

Selling, general and administrative expenses	106,498	107,447
Amortization expense	72	72
Royalty income, net of royalty expense	(5,590)	(4,804)

Income from operations	26,040	22,359

Interest expense	22,465	21,666
Refinancing and extinguishment of debt	2,012	1,236
Other income, net	(157)	(102)

Income (loss) before income taxes	1,720	(441)
Income tax provision (benefit)	138	(568)
Equity in earnings of unconsolidated affiliates	1,233	623
Income from continuing operations	2,815	750
Loss from discontinued operations	(1,137)	(1,127)
Net income (loss)	$1,678	$(377)

Earnings (loss) per common share—Basic
Income (loss) from continuing operations per common share	$0.03	$0.01
Loss from discontinued operations per common share	(0.01)	(0.01)
(Loss) earnings per common share—Basic	$0.02	$—

Earnings (loss) per common share—Diluted
Income (loss) from continuing operations per common share	$0.03	$0.01
Loss from discontinued operations per common share	(0.01)	(0.01)
Earnings (loss) per common share—Diluted	$0.02	$—

Weighted average number of common shares outstanding:
Basic	101,112	98,040
Diluted	110,128	107,933

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Six Months Ended
	May 27,	May 29,
	2012	2011

Net sales	$624,321	$626,825
Cost of goods sold	374,926	383,247

Gross profit	249,395	243,578

Selling, general and administrative expenses	206,622	211,181
Amortization expense	144	144
Royalty income, net of royalty expense	(9,320)	(9,775)

Income from operations	51,949	42,028

Interest expense	44,625	43,374
Refinancing and extinguishment of debt	2,925	1,236
Other income, net	(279)	(207)

Income (loss) before income taxes	4,678	(2,375)
Income tax provision (benefit)	2,665	(1,777)
Equity in earnings of unconsolidated affiliates	2,408	1,478
Income (loss) from continuing operations	4,421	880
Loss from discontinued operations	(1,507)	(2,159)
Net income (loss)	$2,914	$(1,279)

Earnings (loss) per common share—Basic
Income (loss) from continuing operations per common share	$0.04	$0.01
Loss from discontinued operations per common share	(0.01)	(0.02)
(Loss) earnings per common share—Basic	$0.03	$(0.01)

Earnings (loss) per common share—Diluted
Income (loss) from continuing operations per common share	$0.04	$0.01
Loss from discontinued operations per common share	(0.01)	(0.02)
Earnings (loss) per common share—Diluted	$0.03	$(0.01)

Weighted average number of common shares outstanding:
Basic	101,014	97,928
Diluted	109,718	107,298

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended
	May 27,	May 29,
	2012	2011
Operating activities:
Net income (loss)	$2,914	$(1,279)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,200	12,262
Deferred income taxes	(704)	672
Amortization of deferred gain on sale-leaseback	(349)	(345)
Paid in kind interest on convertible notes	11,412	9,312
Amortization of discount on new senior secured notes	870	728
Amortization of debt issuance costs and other	2,302	2,351
Impairment charges	—	288
Share-based compensation	4,767	5,773
Loss on sale of assets	279	1
Write-off of debt issuance costs related to debt extinguishments	1,862	326
Loss on repurchase of senior notes	1,050	617
Dividends received from unconsolidated affiliates	1,000	1,011
Equity in earnings of unconsolidated affiliates	(2,408)	(1,478)
Loss on disposition of subsidiary	—	206
Other, net	(1,141)	(291)
Changes in operating assets and liabilities:
Accounts receivable	(24,553)	(8,341)
Inventories	(12,543)	(3,983)
Prepaid expenses and other current assets	212	(8,718)
Other assets	(698)	663
Accounts payable	15,173	7,068
Accrued expenses	4,335	(22,474)
Other liabilities	(2,123)	(2,015)
Net cash provided by (used in) operating activities	13,857	(7,646)
Investing activities:
Purchase of property, plant and equipment	(6,641)	(13,239)
Proceeds from sale of property, plant and equipment	2,114	22
Net cash used in investing activities	(4,527)	(13,217)
Financing activities:
Proceeds from issuance of long-term obligations	1,525	1,643
Repayments of long-term obligations	(2,093)	(2,506)
Repayment of senior notes, including premiums paid of $1,050 and $300	(36,050)	(10,300)
Repurchase of common stock associated with vesting of employee share-based awards	(188)	(67)
Exercise of employee stock options	46	583
Debt issuance costs	(875)	(147)
Other	—	(34)
Net cash used in financing activities	(37,635)	(10,828)
Effect of exchange rate changes on cash	1,531	1,728
Change in cash and equivalents	(26,774)	(29,963)
Cash and equivalents:
Beginning of period	107,975	109,255
End of period	$81,201	$79,292

RECONCILIATION OF EBITDA TO NET INCOME

NON GAAP MEASURES

	Three Months Ended:				Six Months Ended:
	May 27,		May 29,		May 27,		May 29,
	2012		2011		2012		2011
	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)

Net (loss) income	$1,678	0.5%	$(377)	-0.1%	$2,914	0.5%	$(1,279)	-0.2%
Interest expense	22,465	7.2%	21,666	6.7%	44,625	7.1%	43,374	6.9%
Income taxes	138	0.0%	(568)	-0.2%	2,665	0.4%	(1,777)	-0.3%
Depreciation and amortization (a)	6,142	2.0%	6,208	1.9%	12,200	2.0%	12,262	2.0%

	30,423	9.7%	26,929	8.4%	62,404	10.0%	52,580	8.4%
Adjustments for debt covenants:
Refinancing charges	2,012	0.6%	1,236	0.4%	2,925	0.5%	1,236	0.2%
Non-cash compensation	2,271	0.7%	2,894	0.9%	4,767	0.8%	5,773	0.9%
KKR consulting fees	130	0.0%	293	0.1%	284	0.0%	659	0.1%
Discontinued operations	1,137	0.4%	1,127	0.4%	1,507	0.2%	2,159	0.3%
Other (various) (b)	37	0.0%	337	0.1%	495	0.1%	413	0.1%

Adjusted EBITDA	$36,010	11.5%	$32,816	10.2%	$72,382	11.6%	$62,820	10.0%

(a)  Excludes depreciation from discontinued operations

(b)  Consists of various immaterial adjustments

SEALY CORPORATION

SHARE COUNT RECONCILIATION

	Three Months Ended		Six Months Ended:
	May 27, 2012	May 29, 2011	May 27, 2012	May 29, 2011
	(in thousands)		(in thousands)
Numerator:
Net income from continuing operations, as reported	$2,815	$750	$4,440	$880
Net income attributable to participating securities	(7)	(1)	(10)	(1)
Net income from continuing operations available to common shareholders	$2,808	$749	$4,430	$879

Denominator:
Denominator for basic earnings per share—weighted average shares	101,112	98,040	101,014	97,928
Effect of dilutive securities:
Stock options	717	796	703	841
Restricted share units	7,724	8,669	7,444	8,112
Other	575	428	557	417
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	110,128	107,933	109,718	107,298

SEALY CORPORATION

INTEREST EXPENSE

	Three Months Ended		Six Months Ended:
	May 27, 2012	May 29, 2011	May 27, 2012	May 29, 2011
	(in thousands)		(in thousands)
Cash interest expense	$14,993	$15,419	$30,041	$30,984
Non-cash interest expense	7,472	6,247	14,584	12,390
Total interest expense	$22,465	$21,666	$44,625	$43,374